Exhibit 8.1
Subsidiaries at December 31, 2018:

Name	Country	Nature of business	Shares held by the Group	Shares held by NCI
Directly held interests
Ferrari S.p.A.	Italy	Manufacturing	100%	—%

Indirectly held through Ferrari S.p.A.
Ferrari North America Inc.	USA	Importer and distributor	100%	—%
Ferrari Japan KK	Japan	Importer and distributor	100%	—%
Ferrari Australasia Pty Limited	Australia	Importer and distributor	100%	—%
Ferrari (HK) Limited	Hong Kong	Importer and distributor	100%	—%
Ferrari International Cars Trading (Shanghai) Co. L.t.d.	China	Importer and distributor	80%	20%
Ferrari Far East Pte Limited	Singapore	Service company	100%	—%
Ferrari Management Consulting (Shanghai) Co. L.t.d.	China	Service company	100%	—%
Ferrari South West Europe S.a.r.l.	France	Service company	100%	—%
Ferrari Central East Europe GmbH	Germany	Service company	100%	—%
G.S.A. S.A.	Switzerland	Service company	100%	—%
Mugello Circuit S.p.A.	Italy	Racetrack management	100%	—%
Ferrari Financial Services Inc.	USA	Financial services	100%	—%

Indirectly held through other Group entities
Ferrari Auto Securitization Transaction, LLC (1)	USA	Financial services	100%	—%
Ferrari Auto Securitization Transaction - Lease, LLC (1)	USA	Financial services	100%	—%
Ferrari Auto Securitization Transaction - Select, LLC (1)	USA	Financial services	100%	—%
Ferrari Financial Services Titling Trust (1)	USA	Financial services	100%	—%
410, Park Display Inc. (2)	USA	Retail	100%	—%

______________________________

(1)	Shareholding held by Ferrari Financial Services Inc. ("FFS Inc")

(2)	Shareholding held by Ferrari North America Inc.